UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 25, 2006

Date of Report (Date of earliest event reported)

EPICOR SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20740	33-0277592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18200 Van Karman Avenue Suite 1000 Irvine, California	92612-1023
(Address of principal executive offices)	(Zip Code)

(949) 585-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 25, 2006, following a periodic review of director compensation, the Board of Directors of Epicor Software Corporation (the “Company”), following the recommendation of the Nominating and Governance Committee of the Board of Directors, approved the following compensation for 2006 for non-employee members of the Board of Directors:

1. Annual retainers, paid on a quarterly basis, of $12,000 for service as a director.

2. An additional annual retainer, paid on a quarterly basis, to the Chairman of the Audit, Compensation, and Nominating and Corporate Governance Committees of $12,000, $8,000 and $8,000, respectively.

3. An additional annual retainer, paid on a quarterly basis, to the Lead Director of $10,000.

4. Meeting attendance fees of $6,000 for each Board meeting attended in person, $3,000 for each Board meeting attended by telephone or video conference, $3,000 for each Audit, Compensation, or Nominating and Corporate Governance Committee meeting attended in person and $1,500 for each such committee meeting attended by telephone or video conference.

5. Upon initial election as a director, the individual will be granted fifteen thousand (15,000) shares of Restricted Stock, which restriction shall lapse on five thousand (5,000) shares upon commencement of service as director and the restriction on the remainder shall lapse quarterly in equal amounts thereafter such that the restricted stock shall be fully vested after two (2) years.

6. Upon the date of each regular Annual Meeting of Stockholders of the Company, each director who is re-elected at such meeting will be granted five thousand (5,000) shares of Restricted Stock, which restriction shall lapse quarterly in equal amounts thereafter such that the restricted stock shall be fully vested after two (2) years.

The revised director compensation will be effective for fiscal year 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPICOR SOFTWARE CORPORATION

Date: May 1, 2006	By:	/s/ JOHN D. IRELAND
John D. Ireland
Sr. Vice President and General Counsel